UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1) *

United Community Financial Corp Ohio (UCFC)
(Name of Issuer)

Common Stock
(Title of Class of Securities)

909839102
(CUSIP Number)

12/31/2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	909839102	Page 2 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		FJ Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	2,512,244 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	1,411,442 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		2,512,244 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.05%
12	TYPE OF REPORTING PERSON		IA

(1)	Consists of 1,298,790 shares of common stock of the Issuer held by Financial Opportunity Fund LLC of which FJ Capital Management LLC is the managing member, 1,100,802 shares common stock of the Issuer held by Bridge Equities III, LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 112,652 shares common stock of the Issuer held by other managed accounts that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.
(2)	Consists of 1,298,790 shares of common stock of the Issuer held by Financial Opportunity Fund LLC of which FJ Capital Management LLC is the managing member, and 112,652 shares of common stock of the Issuer held by other managed accounts that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No.	909839102	Page 3 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	1,298,790 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	1,298,790 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		1,298,790 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		2.61%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 1,298,790 shares of common stock of the Issuer held by Financial Opportunity Fund LLC.

CUSIP No.	909839102	Page 4 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Martin Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	2,512,244 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	1,411,442 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		2,512,244 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.05%
12	TYPE OF REPORTING PERSON		IN

(1)	Consists of 1,298,790 shares of common stock of the Issuer held by Financial Opportunity Fund LLC of which FJ Capital Management LLC is the managing member, 1,100,802 shares common stock of the Issuer held by Bridge Equities III, LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 112,652 shares common stock of the Issuer held by other managed accounts that FJ Capital Management manages. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.

(2)	Consists of 1,298,790 shares of common stock of the Issuer held by Financial Opportunity Fund LLC of which FJ Capital Management LLC is the managing member, and 112,652 shares of common stock of the Issuer held by other managed accounts that FJ Capital Management manages. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.

CUSIP No.	909839102	Page 5 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Andrew Jose
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES	5	SOLE VOTING POWER	7,350 (1)
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER
EACH REPORTING	7	SOLE DISPOSITIVE POWER	7,350 (1)
PERSON WITH:	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		7,350 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.01%
12	TYPE OF REPORTING PERSON		IN

(1) Consists of 7,350 shares of common stock of the Issuer held directly by Andrew Jose, Co-Founder and Managing Partner of FJ Capital Management LLC.

CUSIP No.	909839102	Page 6 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	1,100,802 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	1,100,802 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		1,100,802 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		2.21%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 1,100,802 shares of common stock of the Issuer held by Bridge Equities III, LLC.

CUSIP No.	909839102	Page 7 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Manager, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	1,100,802 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	1,100,802 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		1,100,802 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		2.21%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 1,100,802 shares of common stock of the Issuer held by Bridge Equities III, LLC, of which SunBridge Manager, LLC is the Managing Member; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares.

CUSIP No.	909839102	Page 8 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	1,100,802 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	1,100,802 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		1,100,802 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		2.21%
12	TYPE OF REPORTING PERSON		OO

(1)   Consists of 1,100,802 shares of common stock of the Issuer held by Bridge Equities III, LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No.	909839102	Page 9 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Realty Investment Company, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Maryland
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	1,100,802 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	1,100,802 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		1,100,802 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		2.21%
12	TYPE OF REPORTING PERSON		CO

(1)	Consists of 1,100,802 shares of common stock of the Issuer held by Bridger Equities III, LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC. Realty Investment Company, Inc. is the Manager of SunBridge Holdings, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No.	909839102	Page 10 of 16

Item 1(a).	Name of Issuer:

United Community Financial Corp (UCFC)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

275 West Federal Street
Youngstown, OH 44503-1203

Item 2(a).	Name of Person Filing:

This Schedule 13G is being filed on behalf of the following Reporting Persons:

Financial Opportunity Fund LLC

Bridge Equities III, LLC

FJ Capital Management LLC

Martin Friedman

Andrew Jose

SunBridge Manager, LLC

SunBridge Holdings, LLC

Realty Investment Company, Inc

Item 2(b).	Address of Principal Business Office or, if None, Residence:

FJ Capital Management, LLC

1313 Dolley Madison Blvd, Ste 306

McLean, VA 22101

Financial Opportunity Fund LLC

1313 Dolley Madison Blvd., Ste 306

McLean, VA 22101

Martin Friedman

1313 Dolley Madison Blvd., Ste 306

McLean, VA 22101

Andrew Jose

1313 Dolley Madison Blvd., Ste 306

McLean, VA 22101

Bridge Equities III, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Manager LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Holdings LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Realty Investment Company Inc

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

CUSIP No.	909839102	Page 11 of 16

Item 2(c).	Citizenship:

Financial Opportunity Fund LLC, Bridge Equities III, LLC, and FJ Capital Management LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC – Delaware limited liability companies

Martin Friedman – United States citizen

Andrew Jose – United States citizen

Realty Investment Company, Inc – Maryland corporation

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

909839102

Item 3.	If This Statement is Filed Pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP No.	909839102	Page 12 of 16

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

FJ Capital Management LLC – 2,519,594 shares

Financial Opportunity Fund LLC – 1,298,790 shares

Martin Friedman – 2,512,244 shares

Andrew Jose – 7,350 shares

Bridge Equities III, LLC – 1,100,802 shares

SunBridge Manager, LLC – 1,100,802 shares

SunBridge Holdings, LLC - 1,100,802 shares

Realty Investment Company, Inc – 1,100,802 shares

(b)	Percent of class:

FJ Capital Management LLC – 5.05%

Financial Opportunity Fund LLC – 2.61%

Martin Friedman – 5.05%

Andrew Jose – 0.01%

Bridge Equities III, LLC – 2.21%

SunBridge Manager, LLC – 2.21%

SunBridge Holdings, LLC – 2.21%

Realty Investment Company, Inc – 2.21%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote

Andrew Jose – 7,350 shares

	(ii)	Shared power to vote or to direct the vote

FJ Capital Management LLC – 2,512,244 shares

Financial Opportunity Fund LLC – 1,298,790 shares

Martin Friedman – 2,512,244 shares

Bridge Equities III, LLC – 1,100,802 shares

SunBridge Manager, LLC – 1,100,802 shares

SunBridge Holdings, LLC - 1,100,802 shares

Realty Investment Company, Inc – 1,100,802 shares

	(iii)	Sole power to dispose or to direct the disposition of

Andrew Jose – 7,350 shares

CUSIP No.	909839102	Page 13 of 16

	(iv)	Shared power to dispose or to direct the disposition of

FJ Capital Management LLC – 2,512,244 shares

Financial Opportunity Fund LLC – 1,298,790 shares

Martin Friedman – 2,512,244 shares

Bridge Equities III, LLC – 1,100,802 shares

SunBridge Manager, LLC – 1,100,802 shares

SunBridge Holdings, LLC - 1,100,802 shares

Realty Investment Company, Inc – 1,100,802 shares

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

N/A

Item 8.	Identification and Classification of Members of the Group.

Due to the relationships among them, the reporting persons hereunder may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No.	909839102	Page 14 of 16

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 2/14/2019

Financial Opportunity Fund LLC

By: FJ Capital Management LLC, its Managing Member

By:    /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

FJ Capital Management LLC

By:    /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

/s/ Martin Friedman

MARTIN FRIEDMAN

/s/ Andrew Jose

ANDREW JOSE

CUSIP No.	909839102	Page 15 of 16

Bridge Equities III, LLC

By: SunBridge Manager, LLC, its Managing Member

By:    /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

SunBridge Manager, LLC

By: SunBridge Holdings, LLC, its Managing Member

By:    /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

SunBridge Holdings, LLC

By: Realty Investment Company, Inc., its Manager

By:    /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

realty investment company, inc.

By:    /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

CUSIP No.	909839102	Page 16 of 16

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock United Community Financial Corp (UCFC) shall be filed on behalf of the undersigned.

Financial Opportunity Fund LLC

By: FJ Capital Management, LLC

By:    /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

FJ Capital Management LLC

By:    /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

/s/ Martin Friedman

MARTIN FRIEDMAN

/s/ Andrew Jose

ANDREW JOSE

BRIDGE EQUITIES III, LLC

By: SunBridge Manager, LLC, its Managing Member

By:    /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

SUNBRIDGE MANAGER, LLC

By: SunBridge Holdings, LLC, its Managing Member

By:    /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

SUNBRIDGE HOLDINGS, LLC

By: Realty Investment Company, Inc., its Manager

By:    /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

REALTY INVESTMENT COMPANY, INC.

By:    /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President